Exhibit 10.1
LEAGUE NOW HOLDINGS, INC.
4075 CARAMBOLA CIRCLE NORTH
COCONUT CREEK, FLORIDA 33066
(954) 366-5079

June 24, 2009

Merit Times International Limited
P.O. Box 957, Offshore Incorporations Centre
Road Town, Tortola
British Virgin Islands
Attn: Chee Fung Tang

Re:	Binding Letter of Intent between League Now Holdings, Inc. and Merit Times International Limited

Dear Mr. Tang:

This letter sets forth our binding letter of intent (“Letter of Intent”) among League Now Holdings, Inc., a Florida corporation (“League Now”) and Merit Times International Limited, a British Virgin Islands corporation (“Merit Times”) and in connection therewith, the issuance shares of League Now to Merit Times (the “Transaction”), subject to the terms of a definitive share purchase agreement to be negotiated and executed by the parties.

The proposed terms of the Transaction are as follows:

1.           Definitive Agreement.  Consummation of the Transaction as contemplated hereby will be subject to the negotiation and execution of a mutually satisfactory definitive share purchase agreement (the “Definitive Agreement”), setting forth the specific terms and conditions of the stock purchase transaction proposed hereby.  The execution of the Definitive Agreement by both parties is subject to approval by the Board of Directors of both parties, approval by the shareholders of Merit Times, if required, and the completion by Merit Times of a satisfactory review of the legal, financial and business condition and prospects of League Now.  The parties will use their reasonable best efforts to negotiate in good faith the Definitive Agreement, which will contain, among other standard terms and conditions, the following provisions:

(a)
In consideration for the transfer of all of the issues and outstanding shares of Merit Times to League Now, League Now will issue shares of its common stock to Merit Times in an amount to be agreed upon.

(b)	The resignation of the officers and directors of League Now effective immediately after the closing of the Transaction, with such vacancies filled by the nominees of Merit Times.
(c)
Any necessary third-party consents shall be obtained prior to Closing, including but not limited to any consents required to be obtained from League Now and Merit Time’s lenders, creditors, vendors and lessors.

(d)	Each party shall have completed their due diligence review of the respective parties and shall be reasonably satisfied with the result of such review.
(e)	Such agreement shall be in accordance with the regulations of the Peoples Republic of China as set forth on the opinion letter attached hereto as an exhibit from the Allbright Law Offices.

2.           Conduct of Business.  Prior to the execution of a Definitive Agreement and the closing of the Transaction, League Now will conduct its operations in the ordinary course consistent with past practice and will not issue any capital stock or grant any options with respect to its capital stock, nor will League Now make any distributions, dividends or other payments to any affiliate or shareholders.

3.           Public Announcements.  Neither party will make any public disclosure concerning the matters set forth in this letter of intent or the negotiation of the proposed Transaction without the prior written consent of the other party, which consent shall not be unreasonably withheld.  If and when either party desires to make such public disclosure, after receiving such prior written consent, the disclosing party will give the other party an opportunity to review and comment on any such disclosure in advance of public release.  Notwithstanding the above, to the extent that either party is advised by counsel that disclosure of the matters set forth in this letter of intent is required by applicable securities laws or to the extent that such disclosure is ordered by a court of competent jurisdiction or is otherwise required by law, then such disclosing party will provide the other party, if reasonably possible under the circumstances, prior notice of such disclosure as well as an opportunity to review and comment on such disclosure in advance of the public release.

4.           Due Diligence; Confidentiality Agreement.  Each party and its representatives, officers, employees and advisors, including accountants and legal advisors, will provide the other party and its representatives, officers, employees and advisors, including accountants and legal advisors, with all information, books, records and property (collectively, “Transaction Information”) that such other party reasonably considers necessary or appropriate in connection with its due diligence inquiry.  Each party agrees to make available to the other party such officers, employees, consultants, advisors and others as reasonably requested by the other party for meetings, visits, questions and discussions concerning each other and the Transaction.  Each of the parties will use its reasonable best efforts to maintain the confidentiality of the Transaction Information, unless all or part of the Transaction Information is required to be disclosed by applicable securities laws or to the extent that such disclosure is ordered by a court of competent jurisdiction.  Each party will have until 12:00PM Eastern standard time on July 15, 2009 (the “Due Diligence Review Period”) to complete their initial due diligence review of the respective documents, unless the Definitive Agreement specifies a different deadline for completion of such due diligence review.  Due to the commercially sensitive nature of the Transaction Information, promptly following the execution of this Letter of Intent, League Now shall cause any of its directors, representatives, officers, employees and advisors, including accountants and legal advisors, who receive Transaction Information to enter into a confidentiality agreement in form and substance reasonably satisfactory to Merit Times.

5.           Exclusivity.  In consideration for the mutual covenants and agreements contained herein, until the earlier of the closing of the Transaction or termination of this letter of intent in accordance with its terms, League Now, its officers, directors, employees, shareholders and other representatives will not, and will not permit any of their respective affiliates to, directly or indirectly, solicit, discuss, accept, approve, respond to or encourage (including by way of furnishing information) any inquiries or proposals relating to, or engage in any negotiations with any third party with respect to any transaction similar to the Transaction or any transaction involving the transfer of a significant or controlling interest in the assets or capital stock of League Now, including, but not limited to, a merger, acquisition, strategic investment or similar transaction (“Acquisition Proposal”).  League Now and its officers or their respective affiliates will immediately notify Merit Times in writing of the receipt of any third party inquiry or proposal relating to an Acquisition Proposal and will provide Merit Times with copies of any such notice inquiry or proposal.  Notwithstanding the foregoing, nothing in this Section 5 will be construed as prohibiting the board of directors of League Now from (a) making any disclosure required by applicable law to its shareholders; or (b) responding to any unsolicited proposal or inquiry to League Now (other than an Acquisition Proposal by a third party) by advising the person making such proposal or inquiry of the terms of this Section 5.

6.           Termination.  This letter of intent may be terminated (a) by mutual written consent of the parties hereto, (b) by either party (i) after 5:00 p.m. Eastern standard time on December 31, 2009 if a Definitive Agreement is not executed and delivered by the parties prior to such time, (ii) if the Transaction is enjoined by a court or any governmental body (including if consummation of the Transaction is enjoined pending approval by the shareholders of Merit Times), (c) by Merit Times, if Merit Times is not satisfied with the results of its due diligence investigation of the League Now in its sole and absolute discretion.

7.           No Brokers.   Each party represents and warrants to the other that there are no brokers or finders entitled to any compensation with respect to the execution of this Letter of Intent, and each agrees to indemnify and hold the other harmless from and against any expenses or damages incurred as a result of a breach of this representation and warranty.

8.           Expenses.  Each of the parties will be responsible for its own expenses in connection with the Transaction, including fees and expenses of legal, accounting and financial advisors.

9.           Choice of Law.  This Letter of Intent shall be governed by and construed in accordance with the internal substantive laws of the State of Florida.

10.           Compliance with the Securities Laws.  Merit Times acknowledges that it and its officers, directors, shareholders and employees and other representatives may, in connection with their consideration of the proposed Transaction, come into possession of material non-public information about League Now.  Accordingly, Merit Times will use its best efforts to ensure that none of its officers, directors, shareholders and employees or other representatives will trade (or cause or encourage any third party to trade) in any of the securities which they will receive as a result of the Transaction while in possession of any such material, non-public information.  League Now acknowledges that it and its officers, directors, shareholders and employees and other representatives may, in connection with their consideration of the proposed Transaction, come into possession of material non-public information about Merit Times and its respective affiliates.  Accordingly, League Now will use its best efforts to ensure that none of its officers, directors, shareholders and employees or other representatives will trade (or cause or encourage any third party to trade) in any of the securities which they will receive as a result of the Transaction while in possession of any such material, non-public information.

11.           Counterparts.  This letter of intent maybe executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Fax copies of signatures shall be treated as originals for all purposes.

12.           Effect.  This letter of intent is a binding contract between the parties, and contains the entire agreement by and among the parties to date with respect to the subject matter hereof and supersedes any and all prior agreements and understandings, oral or written, with respect to such matters.

This letter of intent will terminate at 5:00 p.m. Eastern standard time on June 25, 2009 unless it has been duly executed by or on behalf of the Parties prior to such time.

Very truly yours,

LEAGUE NOW HOLDINGS, INC.
By: /s/ James Pregiato
                        Name:  James Pregiato
                        Title:    President
Agreed and Accepted:

MERIT TIMES INTERNATIONAL LIMITED

By:/s/ Chee Fung Tang
Name:    Chee Fung Tang
Title:      Chairman

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